Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

Priority Income Fund, Inc.
New York, New York

We hereby consent to the use, in the Prospectus constituting a part of this Registration Statement on Form N-2 (the “Registration Statement”), of our report dated August 27, 2021, relating to the financial statements of Priority Income Fund, Inc., which is contained in Statement of Additional Information of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Prospectus of such Registration Statement.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York
February 24, 2022